Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-135838 on Form S-3 by Form S-1 of our report dated March 29, 2007 (June 1, 2007 as to the effects of the sale of Planet Domain as described in Notes 18 and 21), relating to the consolidated financial statements and financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries (the Company) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard), and our report dated March 29, 2007, relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Current Report on Form 8-K of Primus Telecommunications Group, Incorporated and subsidiaries filed on June 1, 2007 and to the reference to us under the heading “Experts” and under the heading “Selected Financial Data” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

June 1, 2007